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On October 29, 2014, Williams Partners L.P. issued a press release announcing its third quarter 2014 results, which included discussion of the proposed merger of Williams Partners L.P. with and into Access Midstream Partners, L.P. Below is a copy of such release.

News Release	Williams Partners L.P. (NYSE: WPZ)
One Williams Center
Tulsa, OK 74172
800-600-3782
www.williamslp.com

DATE: Oct. 29, 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege 918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Partners Reports Third-Quarter 2014 Financial Results

•	Distributable Cash Flow From Partnership’s Operations $367 Million; Lower As Expected Due to Geismar Outage

•	Geismar Plant Startup in November Consistent With Previous Guidance

•	3Q 2014 Net Income Is $217 Million or $0.07 per Common Unit

•	Reaffirming 2014-2016 Financial Guidance; Near-Term Growth Drivers Include Three Major Projects Expected to be In-Service in 4Q Generating Approximately $1 Billion in 2015 Cash Flow

•	WPZ and ACMP Agree to Merger, Creating Large-Cap MLP with Expected Best-in-Class 10% to 12% Annual Cash Distribution Growth Through 2017

•	Merged MLP Expects Strong Cash Coverage At or Above 1.1x or Aggregate of $1.1 Billion Excess Cash Flow Through 2017

Summary Financial Information	3Q		YTD
Amounts in millions, except per-unit and coverage ratio amounts. All income amounts attributable to Williams Partners L.P.	2014	2013	2014	2013
(Unaudited)
Distributable cash flow (DCF) (1)	$367	$394	$1,476	$1,326
Less: Pre-partnership DCF (2)	—	(16)	(23)	(64)

DCF attributable to partnership operations	$367	$378	$1,453	$1,262

Cash distribution coverage ratio (1)	.63x	.86x	.84x	.90x
Adjusted segment profit + DD&A (1)	$575	$595	$2,065	$1,898
Net income	$217	$284	$801	$899
Net income per common L.P. unit	$0.07	$0.52	$0.53	$1.34

(1)	Distributable Cash Flow, Cash Distribution Coverage Ratio and Adjusted Segment Profit + DD&A are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.
(2)	This amount represents DCF from the Canadian asset dropdown (acquired February 2014) for periods prior to acquisition by the partnership.

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced $367 million in distributable cash flow (DCF) attributable to partnership operations in third-quarter 2014, compared with $378 million in DCF attributable to partnership operations in third-quarter 2013.

The $11 million decrease in DCF for the quarter was driven by a number of both positive and negative factors. Increases of $35 million in fee-based revenues, $37 million in cash distributions from equity methods investments and $31 million of DCF from the Canadian asset dropdown were offset by a $45 million decrease in natural gas liquids (NGL) and marketing margins, a $24 million increase in maintenance capital expenditures and a $24 million increase in net interest expense. The Geismar plant was off-line for both periods; however, business interruption insurance proceeds in the third quarter of 2013 totaling $15 million were included in the calculation of DCF. The partnership estimates that DCF would have been approximately $200 million higher had the expanded Geismar plant been in operation during the third quarter. The partnership expects the expanded Geismar plant to be placed into service in November 2014.

The partnership reported year-to-date DCF of $1.453 billion, compared with $1.262 billion year-to-date 2013. The $191 million, or 15 percent year-over-year DCF growth, was driven by $144 million growth in fee-based revenues compared with year-to-date 2013, as well as $68 million in higher Geismar results, which include the favorable impacts of assumed business interruption insurance proceeds. Cash distributions from equity method investments were $55 million higher in 2014. Partially offsetting these increases were $89 million lower NGL margins and $55 million of higher net interest expense.

For third-quarter 2014, Williams Partners generated $575 million in adjusted segment profit + DD&A, compared with $595 million in third-quarter 2013. Fee-based revenue was up $35 million, more than offset by $45 million lower NGL and marketing margins and other factors.

Year-to-date adjusted segment profit + DD&A was $2.065 billion, compared with $1.898 billion year-to-date 2013. The $167 million increase in year-to-date adjusted segment profit + DD&A was driven primarily by the same factors that drove the favorable increase in year-to-date DCF detailed above.

Williams Partners reported unaudited third-quarter 2014 net income attributable to controlling interests of $217 million, or $0.07 per common limited-partner unit, compared with net income of $284 million, or $0.52 per common limited-partner unit for third-quarter 2013. Prior-period results throughout this release have been recast to include the results of the Canadian asset dropdown in February 2014.

The decrease in third-quarter net income was primarily due to the ongoing effects of the June 13, 2013 Geismar incident, where the 2013 period included the receipt of $50 million of related insurance recoveries. Additionally, the 2014 period was unfavorably affected by $28 million lower natural gas liquids (NGL) margins and $24 million in higher net interest expense. These unfavorable effects were partially offset by a $35 million increase in fee-based revenues in third-quarter 2014 compared with the year-ago period.

Year-to-date through Sept. 30, Williams Partners reported net income of $801 million, or $0.53 per common limited-partner unit, compared with $899 million, or $1.34 per common limited-partner unit, for the first nine months of 2013.

Fee-based revenue was up $144 million year-to-date, offset by $89 million, or 23 percent, lower NGL margins and $93 million lower Geismar results. Additionally, the 2014 period was unfavorably affected by $55 million higher net interest expense and $36 million higher depreciation primarily associated with ongoing growth in our Northeast G&P segment.

Williams Partners recently announced that it increased its quarterly cash distribution to unitholders to $0.9285 per unit, a 5.8 percent increase over the prior year amount.

CEO Perspective

Alan Armstrong, chief executive officer of Williams Partners’ general partner, made the following comments:

“Williams Partners’ results for the quarter were in line with our expectations. The lower results versus normal operations were due primarily to the Geismar outage and the first full-quarter without the assumed benefit of Geismar-related business-interruption insurance proceeds.

“We expect dramatically higher results for Williams Partners in the fourth quarter and 2015. In November and December, we plan to place several major projects into service, including the expanded Geismar plant, the Gulfstar One facility and the Keathley Canyon Connector pipeline. All three of these large-scale projects are mechanically complete and are expected to generate nearly $1 billion in 2015 cash flows,” Armstrong said.

“We recently received strong customer interest in new major natural gas infrastructure projects, Transco’s Appalachian Connector and Diamond East pipelines. Both are designed to connect growing Transco markets to abundant, economically priced Marcellus and Utica supply. On the regulatory front, we achieved a key milestone with the FERC’s issuance last week of its final environmental impact statement for the Constitution Pipeline project. We’re pursuing the federal and state permits we need in an effort to begin construction as early as the first quarter of 2015. This schedule is critical to our ability to bring the Constitution Pipeline in service in time for the winter 2015-16 heating season in New York and New England.

“Earlier this week, we took another big step toward our goal of becoming the leading provider of large-scale natural gas infrastructure in North America when Williams Partners and Access Midstream agreed to merge. The merged MLP is expected to be one of the largest and fastest growing MLPs with rich opportunities across the natural gas infrastructure value chain and expected best-in-class distribution growth.”

Business Segment Performance

Williams Partners	3Q—2014				3Q—2013
Amounts in millions	Segment Profit	Adj.**	Adj. Segment Profit*	Adj. Segment Profit + DD&A*	Segment Profit	Adj.**	Adj. Segment Profit*	Adj. Segment Profit + DD&A*
Northeast G&P	$35	($12)	$23	$64	($1)	$9	$8	$41
Atlantic-Gulf	162	0	162	253	137	5	142	234
West	175	0	175	235	207	0	207	265
NGL & Petchem Services	1	5	6	23	68	(31)	37	55

Total	$373	($7)	$366	$575	$411	($17)	$394	$595

	YTD—2014				YTD—2013
	Segment Profit	Adj.**	Adj. Segment Profit*	Adj. Segment Profit + DD&A*	Segment Profit	Adj.**	Adj. Segment Profit*	Adj. Segment Profit + DD&A*
Northeast G&P	$56	$11	$67	$187	$2	$9	$11	$105
Atlantic-Gulf	495	0	495	771	448	(6)	442	714
West	492	6	498	676	555	0	555	732
NGL & Petchem Services	226	155	381	431	327	(25)	302	347

Total	$1,269	$172	$1,441	$2,065	$1,332	($22)	$1,310	$1,898

*	Schedules reconciling segment profit to adjusted segment profit and adjusted segment profit + DD&A are attached to this news release.
**	Adjustments for year-to-date 2014 periods consist primarily of assumed business interruption insurance related to the Geismar plant. Year-to-date 2014 assumes $311 million of business interruption insurance offset by actual insurance recoveries of $175 million.

Northeast G&P

Northeast G&P includes the partnership’s midstream gathering and processing business in the Marcellus and Utica shale regions, including Susquehanna Supply Hub and Ohio Valley Midstream, as well as its 69-percent equity investment in Laurel Mountain Midstream, and its 58-percent equity investment in Caiman Energy II. This segment is in the early stages of developing large-scale energy infrastructure solutions for the Marcellus and Utica shale regions.

Northeast G&P reported adjusted segment profit + DD&A of $64 million for third-quarter 2014, compared with $41 million in third-quarter 2013. Year-to-date through Sept 30, Northeast G&P reported adjusted segment profit + DD&A of $187 million, compared with $105 million for the first nine months of 2013.

The third-quarter 2014 results include $20 million in higher fee-based revenues driven by 23 percent higher average daily gathered volumes versus third-quarter 2013. Adjustments to reported segment profit include the removal of $15 million in income related to the partial release of an acreage dedication. The year-to-date results were driven primarily by the same factors that drove the quarterly results.

Atlantic-Gulf

Atlantic-Gulf includes the Transco interstate gas pipeline and the partnership’s significant natural gas gathering and processing and crude production handling and transportation in the Gulf Coast region. These operations include the partnership’s 51-percent consolidated interest in the Gulfstar development project, as well as its 50-percent interest in Gulfstream and a 60-percent interest in Discovery. The segment also includes a 41-percent consolidated interest in the Constitution interstate gas pipeline development project.

Atlantic-Gulf reported adjusted segment profit + DD&A of $253 million for third-quarter 2014, compared with $234 million for third-quarter 2013. Year-to-date through Sept. 30, Atlantic-Gulf reported adjusted segment profit + DD&A of $771 million, compared with $714 million for the first nine months of 2013.

Adjusted segment profit + DD&A for the third quarter and year-to-date 2014 increased primarily due to higher transportation fee revenues associated with expansion projects. In addition, the year-to-date increases include new transportation rates effective in March 2013 for Transco and lower operating expenses.

West

West includes the partnership’s Northwest Pipeline interstate gas pipeline system, as well as gathering, processing and treating operations in Wyoming, the Piceance Basin and the Four Corners area.

West reported third-quarter 2014 adjusted segment profit + DD&A of $235 million, compared with $265 million for third-quarter 2013. Year-to-date through Sept. 30, West reported adjusted segment profit + DD&A of $676 million, compared with $732 million for the first nine months of 2013.

The lower adjusted segment profit + DD&A during the quarter and year-to-date period was due to lower NGL margins, primarily driven by the expiration of a keep-whole processing contract in September 2013, partially offset by lower operating expenses.

NGL & Petchem Services

NGL & Petchem Services includes an 83.3 percent interest in an olefins production facility in Geismar, La., along with a refinery grade propylene splitter and pipelines in the Gulf Coast region. Following the completion in February 2014 of the dropdown of Williams’ Canadian operations, this segment now includes midstream operations in Alberta, Canada, including an oil sands offgas processing plant near Fort McMurray, 260 miles of NGL and olefins pipelines and an NGL/olefins fractionation facility and a butylene/butane splitter facility at

Redwater. This segment also includes the partnership’s energy commodities marketing business, an NGL fractionator and storage facilities near Conway, Kan. and a 50-percent interest in Overland Pass Pipeline. NGL & Petchem Services reported third-quarter 2014 adjusted segment profit + DD&A of $23 million, compared with $55 million for third-quarter 2013. Year-to-date through Sept. 30, NGL & Petchem reported adjusted segment profit + DD&A of $431 million, compared with $347 million for the first nine months of 2013. Prior period results have been recast to include the results of the assets acquired in the Canadian asset dropdown in February 2014.

The decrease in third-quarter adjusted segment profit + DD&A was primarily due to $32 million lower Geismar results. The Geismar plant was off-line for both periods; however, the third quarter of 2013 period included $15 million in business interruption insurance proceeds. The year-to-date increase was driven by $81 million in higher Geismar results, including assumed business interruption insurance proceeds of $311 million.

Guidance

Williams Partners’ current guidance for earnings, cash flow and capital expenditures are unchanged from guidance issued in July 2014; however, this guidance does not reflect the effects of the merger agreement announced Oct. 26, 2014.

Key elements of the merged MLP’s financial guidance were disclosed along with the merger announcement and are as follows:

•	2015 adjusted EBITDA of approximately $5 billion.

•	Pay regular cash distribution in 1Q 2015 in the amount of $0.85 per unit (assuming that the merger closes before the distribution record date).

•	Cash distribution per limited partner unit for 2015 of $3.65.

•	Best-in-class 10 to 12 percent annual distribution growth in each of 2016 and 2017 and strong growth beyond.

•	Distribution coverage is expected to be at or above 1.1x or an aggregate of $1.1 billion of excess cash flow through 2017.

•	Strong investment-grade credit ratings with limited equity needs in current business plan.

The merged MLP expects to provide additional consolidated guidance following the completion of the merger, which is expected in early 2015.

Current distributable cash flow guidance for 2014 includes an assumption of full recovery of property damage and business interruption insurance proceeds related to the Geismar incident as well as the successful restart of the Geismar plant in November 2014. Williams Partners has $500 million of combined business interruption and property damage insurance related to the Geismar incident (subject to deductibles and other limitations). In the second quarter, the insurers paid $50 million of the most recent claim-payment request of $200 million and the total insurance receipts to-date are $225 million. The insurers continue to evaluate Williams Partners’ claims and have raised questions around key assumptions involving our business-interruption claim. As a result, the insurers have elected to make a partial payment pending further assessment of these issues.

Williams Partners, in consultation with its independent experts, presented further support for the partnership’s insurance claim to our insurers in September 2014 and have agreed with insurers to non-binding mediation, which is scheduled to begin in late November, in an effort to advance the resolution of the claim.

The assumed expanded plant restart date and repair cost estimate are subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions. The assumed property damage and business interruption insurance proceeds are also subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions.

The partnership’s current guidance for DCF, earnings and capital expenditures are displayed in the following table. However, the table does not reflect the effects of the merger agreement announced Oct. 26, 2014.

Williams Partners Guidance (1)	2014			2015*			2016*
Amounts are in millions except coverage ratio.	Low	Mid	High	Low	Mid	High	Low	Mid	High
DCF attributable to partnership ops. (2)	$1,800	$1,950	$2,100	$2,605	$2,785	$2,965	$2,800	$3,085	$3,370
Total Cash Distribution (3)	$2,340	$2,370	$2,400	$2,632	$2,714	$2,796	$2,868	$2,950	$3,032
Cash Distribution Coverage Ratio (2)	.77x	.82x	.88x	.99x	1.03x	1.06x	.98x	1.05x	1.11x
Adjusted Segment Profit (2):	$1,860	$2,010	$2,160	$2,610	$2,830	$3,050	$2,925	$3,225	$3,525
Adjusted Segment Profit + DD&A (2):	$2,745	$2,920	$3,095	$3,620	$3,865	$4,110	$4,030	$4,355	$4,680
Capital Expenditures:
Maintenance	$305	$340	$375	$295	$325	$355	$300	$330	$360
Growth	3,140	3,390	3,640	1,900	2,125	2,350	1,750	1,950	2,150

Total Capital Expenditures	$3,445	$3,730	$4,015	$2,195	$2,450	$2,705	$2,050	$2,280	$2,510

(1)	Commodity price assumptions that are used to develop the above are included in our quarterly data book that is available at www.williamslp.com
(2)	Distributable Cash Flow, Cash Distribution Coverage Ratio, Adjusted Segment Profit and Adjusted Segment Profit + DD&A are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.
(3)	The cash distributions in guidance are on an accrual basis and reflect an approximate annual growth rate in limited partner distributions of 5 percent to 7 percent annually in 2014 and 2015, and 3 percent to 6 percent in 2016.
*	Guidance does not reflect the effects of the merger agreement announced Oct. 26, 2014.

Third-Quarter 2014 Materials to be Posted Shortly, Q&A Webcast Scheduled for Tomorrow

Williams Partners’ third-quarter 2014 financial results will be posted shortly at www.williamslp.com. The information will include the data book and analyst package.

Williams Partners, Access Midstream Partners and Williams plan to jointly host a Q&A live webcast on Thursday, October 30, at 9:30 a.m. EDT. A limited number of phone lines will be available at (888) 882-4672. International callers should dial (719) 325-4746. A link to the webcast, as well as replays of the webcast in both streaming and downloadable podcast formats, will be available for two weeks following the event at www.williams.com, www.williamslp.com and www.accessmidstream.com.

Form 10-Q

The partnership plans to file its third-quarter 2014 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and Williams Partners websites.

Definitions of Non-GAAP Financial Measures

This press release includes certain financial measures – distributable cash flow, cash distribution coverage ratio, adjusted segment profit and adjusted segment profit + DD&A – that are non-GAAP financial measures as defined under the rules of the SEC.

For Williams Partners L.P., adjusted segment profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations and may include assumed business interruption insurance related to the Geismar plant. Adjusted segment profit + DD&A is adjusted to add back depreciation and amortization expense. Management believes these measures provide investors meaningful insight into Williams Partners L.P.‘s results from ongoing operations.

For Williams Partners L.P. we define distributable cash flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from our equity investments, distributions to noncontrolling interests and maintenance capital expenditures. We also adjust for reimbursements under omnibus agreements with Williams and certain other items.

For Williams Partners L.P. we also calculate the ratio of distributable cash flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither adjusted segment profit, adjusted segment profit + DD&A nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams, Williams Partners and Access Midstream Partners

Williams, headquartered in Tulsa, Okla., is one of the leading energy infrastructure companies in North America. It owns controlling interests in both Williams Partners L.P. and Access Midstream Partners, L.P. through its ownership of 100 percent of the general partner of each partnership. Additionally, Williams owns approximately 66 percent and 50 percent of the limited partner units of Williams Partners L.P. and Access Midstream Partners, L.P., respectively.

On June 15, 2014 Williams proposed the merger of Williams Partners and Access Midstream Partners. The proposed merger has been approved by boards of each partnership and is expected to close in early 2015.

Williams Partners L.P. owns and operates both on-shore and off-shore assets of approximately 15,000 miles of natural gas gathering and transmission pipelines, 1,800 miles of NGL transportation pipelines, an additional 11,000 miles of oil and gas gathering pipelines and numerous other energy infrastructure assets. The partnership’s operated facilities have daily gas gathering capacity of approximately 11 billion cubic feet, processing capacity of approximately 7 billion cubic feet, NGL production of more than 400,000 barrels per day and domestic olefins production capacity of 1.95 billion pounds of ethylene and 114 million pounds of propylene per year.

Access Midstream Partners, L.P. owns and operates natural gas midstream assets across nine states, with an average net throughput of approximately 3.9 billion cubic feet per day and more than 6,495 miles of natural gas gathering pipelines. Headquartered in Oklahoma City, the partnership’s operations are focused on the Barnett, Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales and the Mid-Continent region of the U.S.

For more information about Williams, Williams Partners and Access Midstream Partners, visit www.williams.com, www.williamslp.com and www.accessmidstream.com.

Forward-Looking Statements—Williams Partners L.P.

Certain matters contained in this document include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “proposed,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	The levels of cash distributions to unitholders;

•	The closing and expected timing of the proposed merger of Access Midstream Partners, L.P. (ACMP) and us (the Proposed Merger);

•	The expected timing of the drop-down of Williams’ remaining NGL & Petchem Services assets and projects;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas, natural gas liquids, and olefins prices, supply and demand;

•	Demand for our services

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this document. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	The satisfaction or waiver of the conditions to closing in the merger agreement governing the Proposed Merger;

•

Whether we have sufficient cash from operations to enable us to pay current and expected levels of cash distributions, if any, following establishment of cash reserves and payment of fees and expenses, including payments to our general partner;

•	Availability of supplies, market demand, and volatility of commodity prices;

•

Inflation, interest rates, fluctuation in foreign exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and execute investment opportunities;

•	Our ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses, as well as successfully expand our facilities;

•	Development of alternative energy sources;

•	The impact of operational and development hazards and unforeseen interruptions;

•	Our ability to recover expected insurance proceeds related to the Geismar plant;

•	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation and rate proceedings;

•	Our allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by our affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risks of our customers and counterparties;

•	Risks related to financing, including restrictions stemming from our debt agreements, future changes in our credit ratings, and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions;

•	Acts of terrorism, including cybersecurity threats and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this document. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2013, and Part II, Item 1A. Risk Factors of this Form 10-Q.

Important Information:

In connection with the proposed merger of ACMP and WPZ, ACMP will file with the SEC a Registration Statement on Form S-4 that will include a consent statement of WPZ that will also constitute a prospectus of ACMP. WPZ will mail the consent statement/prospectus to the holders of WPZ units. Investors are urged to read the consent statement/prospectus and other relevant documents filed with the SEC regarding the proposed transaction when they become available, because they will contain important information. The consent statement/prospectus and other documents that will be filed by ACMP and WPZ with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made either to Access Midstream Partners L.P., 525 Central Park Drive, Oklahoma City, Oklahoma 73105, Attention: Investor Relations, or to Williams Partners L.P., One Williams Center, Tulsa, Oklahoma 74172, Attention: Investor Relations.

ACMP, WPZ and certain of their directors and executive officers may be deemed to be “participants” (as defined in Schedule 14A under the Exchange Act) in respect of the proposed transaction. Information about ACMP’s directors and executive officers is available in ACMP’s annual report on Form 10-K for the fiscal year ended December 31, 2013, as amended, initially filed with the SEC on February 21, 2014. Information about WPZ’s directors and executive officers is available in WPZ’s annual report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 26, 2014. Other information regarding the participants and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the consent statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction. Investors should read the consent statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from WPZ or ACMP using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

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	2013					2014
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable cash flow” to GAAP “Net income”

Net income	$344	$272	$285	$218	$1,119	$352	$234	$218	$804
Income attributable to noncontrolling interests	—	—	—	(3)	(3)	—	(2)	(1)	(3)
Depreciation and amortization	196	191	201	203	791	208	207	209	624
Non-cash amortization of debt issuance costs included in interest expense	3	4	4	3	14	4	3	4	11
Equity earnings from investments	(18)	(35)	(31)	(20)	(104)	(23)	(32)	(36)	(91)
Allocated reorganization-related costs	2	—	—	—	2	—	—	—	—
Impairment of certain equipment held for sale	—	—	—	—	—	—	17	—	17
Loss related to Geismar Incident	—	6	4	4	14	—	—	5	5
Geismar Incident adjustment for insurance and timing	—	—	(35)	118	83	54	96	—	150
Contingency loss	—	—	9	16	25	—	—	—	—
Reimbursements from Williams under omnibus agreements	4	4	2	3	13	3	4	1	8
Loss related to Opal incident	—	—	—	—	—	—	6	—	6
Plymouth incident adjustment	—	—	—	—	—	—	3	3	6
Canadian income tax	—	—	—	—	—	—	4	8	12
Income related to partial acreage dedication release	—	—	—	—	—	—	—	(12)	(12)
Maintenance capital expenditures	(44)	(76)	(79)	(59)	(258)	(36)	(90)	(103)	(229)

Distributable cash flow excluding equity investments	487	366	360	483	1,696	562	450	296	1,308
Plus: Equity investments cash distributions to Williams Partners L.P.	38	41	34	41	154	43	54	71	168

Distributable cash flow	525	407	394	524	1,850	605	504	367	1,476
Less: Pre-partnership distributable cash flow	28	20	16	15	79	23	—	—	23

Distributable cash flow attributable to partnership operations	$497	$387	$378	$509	$1,771	$582	$504	$367	$1,453

Total cash distributed	$473	$489	$442	$556	$1,960	$566	$577	$587	$1,730

Coverage ratios:
Distributable cash flow attributable to partnership operations divided by Total cash distributed	1.05	0.79	0.86	0.92	0.90	1.03	0.87	0.63	0.84

Net income divided by Total cash distributed	0.73	0.56	0.64	0.39	0.57	0.62	0.41	0.37	0.46

Reconciliation of GAAP “Segment Profit (Loss)” to Non-GAAP “Adjusted Segment Profit (Loss)” and “Adjusted Segment Profit (Loss) + DD&A”

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Segment profit (loss):
Northeast G&P	$(9)	$12	$(1)	$(26)	$(24)	$6	$15	$35	$56
Atlantic-Gulf	159	152	137	166	614	165	168	162	495
West	186	162	207	186	741	165	152	175	492
NGL & Petchem Services	158	101	68	19	346	167	58	1	226

Total segment profit (loss)	$494	$427	$411	$345	$1,677	$503	$393	$373	$1,269

Segment adjustments:
Northeast G&P
Share of impairments at equity method investee	$—	$—	$—	$7	$7	$—	$—	—	$—
Contingency loss	—	—	9	16	25	—	—	—	—
Loss related to compressor station fire	—	—	—	—	—	6	—	—	6
Net gain related to partial acreage dedication release	—	—	—	—	—	—	—	(12)	(12)
Impairment of certain equipment held for sale	—	—	—	—	—	—	17	—	17

Total Northeast G&P adjustments	—	—	9	23	32	6	17	(12)	11
Atlantic-Gulf
Litigation settlement gain	(6)	—	—	—	(6)	—	—	—	—
Net loss (recovery) related to Eminence storage facility leak	—	(5)	5	(2)	(2)	—	—	—	—

Total Atlantic-Gulf adjustments	(6)	(5)	5	(2)	(8)	—	—	—	—
West
Loss related to Opal incident	—	—	—	—	—	—	6	—	6

Total West adjustments	—	—	—	—	—	—	6	—	6
NGL & Petchem Services
Loss related to Geismar Incident	—	6	4	4	14	—	—	5	5
Geismar Incident adjustment for insurance and timing	—	—	(35)	118	83	54	96	—	150

Total NGL & Petchem Services adjustments	—	6	(31)	122	97	54	96	5	155

Total segment adjustments	$(6)	$1	$(17)	$143	$121	$60	$119	$(7)	$172

Adjusted segment profit (loss):
Northeast G&P	$(9)	$12	$8	$(3)	$8	$12	$32	$23	$67
Atlantic-Gulf	153	147	142	164	606	165	168	162	495
West	186	162	207	186	741	165	158	175	498
NGL & Petchem Services	158	107	37	141	443	221	154	6	381

Total adjusted segment profit (loss)	$488	$428	$394	$488	$1,798	$563	$512	$366	$1,441

Depreciation and amortization (DD&A):
Northeast G&P	$29	$32	$33	$38	$132	$39	$40	41	$120
Atlantic-Gulf	93	87	92	91	363	94	91	91	276
West	61	58	58	59	236	58	60	60	178
NGL & Petchem Services	13	14	18	15	60	17	16	17	50

Total depreciation and amortization	$196	$191	$201	$203	$791	$208	$207	$209	$624

Adjusted segment profit (loss) + DD&A:
Northeast G&P	$20	$44	$41	$35	$140	$51	$72	64	$187
Atlantic-Gulf	246	234	234	255	969	259	259	253	771
West	247	220	265	245	977	223	218	235	676
NGL & Petchem Services	171	121	55	156	503	238	170	23	431

Total adjusted segment profit (loss) + DD&A	$684	$619	$595	$691	$2,589	$771	$719	$575	$2,065

Note:	Segment profit (loss) includes equity earnings (losses) and income (loss) from investments reported in other income (expense) - net below operating income in the Consolidated Statement of Comprehensive Income. Equity earnings (losses) result from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

Williams Partners L.P.

	2014 Guidance	2015 Guidance	2016 Guidance
(Dollars in millions, except coverage ratios)	Midpoint	Midpoint	Midpoint
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”

Net income	$1,566	$2,035	$2,290
Depreciation and amortization	910	1,035	1,130
Maintenance capital expenditures	(340)	(325)	(330)
Attributable to noncontrolling interests	(35)	(105)	(135)
Geismar Incident adjustment for insurance and timing	(115)	—	—
Other / Rounding	(13)	145	130
Distributable cash flow	1,973	2,785	3,085
Less: Pre-partnership distributable cash flow	23	—	—
Distributable cash flow attributable to partnership operations	$1,950	$2,785	$3,085
Total cash to be distributed	$2,370	$2,714	$2,950

Coverage ratios:
Distributable cash flow attributable to partnership operations divided by Total cash to be distributed	0.82	1.03	1.05
Net income divided by Total cash to be distributed	0.66	0.75	0.78

Reconciliation of Non-GAAP “Adjusted Segment Profit” and “Adjusted Segment Profit + DD&A” to GAAP “Segment Profit”
Segment profit:
Northeast G&P	$184	$491	$—
Atlantic-Gulf	630	965	—
West	614	595	—
NGL & Petchem Services	1,010	915	—
Unallocated Revisions	(335)	—	—
Total segment profit	$2,103	$2,966	$3,225
Adjustments:
Northeast G&P - loss related to compressor station fire	$6	$—	$—
Northeast G&P - impairment of certain equipment held for sale	17	—	—
Northeast G&P - net gain related to partial acreage dedication release	(12)	—	—
Northeast G&P - other	—	(136)	—
West - loss related to Opal incident	6	—	—
NGL & Petchem Services - Geismar Incident adjustment for insurance and timing	(115)	—	—
NGL & Petchem Services - loss related to Geismar Incident	5	—	—
Total adjustments	$(93)	$(136)	$—
Adjusted segment profit:
Northeast G&P	$195	$355	$—
Atlantic-Gulf	630	965	—
West	620	595	—
NGL & Petchem Services	900	915	—
Unallocated Revisions	(335)	—	—
Total adjusted segment profit	$2,010	$2,830	$3,225
Depreciation and amortization (DD&A):
Northeast G&P	$170	$210	$—
Atlantic-Gulf	430	495	—
West	235	235	—
NGL & Petchem Services	75	95	—
Total depreciation and amortization	$910	$1,035	$1,130
Adjusted segment profit + DD&A:
Northeast G&P	$365	$565	$—
Atlantic-Gulf	1,060	1,460	—
West	855	830	—
NGL & Petchem Services	975	1,010	—
Unallocated Revisions	(335)	—	—
Total adjusted segment profit + DD&A	$2,920	$3,865	$4,355